Exhibit 4.1

RAFAELLA APPAREL GROUP, INC.

STOCKHOLDERS’ AGREEMENT

Dated as of June 20, 2005

i

EXHIBITS AND SCHEDULES

Schedule 1 – Investors

Exhibit A – Stockholder Joinder

ii

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2005, by and among Rafaella Apparel Group, Inc., a Delaware corporation (formerly known as Rafaella Corporation) (the “Company”), RA Cerberus Acquisition, LLC (“Cerberus”) and Rafaella Sportswear, Inc. (“Rafaella” and, together with Cerberus, the “Stockholders”) and each of the principals of Rafaella named on Schedule 1 hereto (each, a “Principal” and, collectively, the “Principals”).

W I T N E S S E T H:

WHEREAS, the Company and Rafaella are parties to a Contribution Agreement, (the “Contribution Agreement”), pursuant to which Rafaella has contributed to the capital of the Company the Assets and the Company has assumed the Assumed Liabilities (each as defined in the Contribution Agreement) in exchange for 100% of the Common Stock of the Company (the “Contribution”);

WHEREAS, the Company, the Stockholders, and certain affiliates of the Stockholders are parties to a Securities Purchase Agreement, dated as of April 15, 2005, as amended by Amendment No. 1 to the Securities Purchase Agreement dated May 27, 2005 (the “Purchase Agreement”), pursuant to which Cerberus has contributed to the capital of the Company $40 million in exchange for 100% of the Series A Preferred Stock in the Company (the “Preferred Stock Issuance”);

WHEREAS, Jefferies & Company Inc. has entered into a senior note purchase agreement (the “Senior Note Purchase Agreement”), with the Company pursuant to which the Company issued $172,000,000 aggregate principal amount at maturity of second lien senior secured notes (the “Financing”);

WHEREAS, pursuant to the redemption agreement, dated as of June       , 2005 (the “Redemption Agreement”) and upon the terms and conditions therein, a portion of the proceeds of the Preferred Stock Issuance and the Financing shall be used to redeem 75% of the Shares of Common Stock in the Company from Rafaella (the “Redemption”); and

WHEREAS, the individuals listed on Schedule I hereof (the “Principals”) desire to make certain agreements to induce Cerberus to execute this Agreement and the Purchase Agreement and the parties hereto wish to restrict the transfer of the Capital Stock of the Company and to provide for certain other rights and obligations as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a specified Person means any other Person who (a) directly or indirectly controls, is controlled by, or is under common control with, such specified Person; or (b) is an officer, director, member, manager or agent of such specified Person, or (c) in the case of a natural person, any Family Member of such natural person. For purposes of the preceding sentence, “control” of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests), contract, voting trust or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Law” shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits or certificates of any Governmental Authority applicable to such Person or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts, arbitrators or Governmental Authorities in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

“Board” shall mean the Company’s board of directors.

“Business” means the business and substantially all of the assets of Rafaella, subject to certain assumed liabilities.

“Capital Stock” shall mean the Common Stock and the Preferred Stock of the Company.

“Cause” means, with respect to conduct during the Director’s service on the Board of the Company, (i) the commission of a felony by the Director; (ii) acts of dishonesty committed by the Director resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) repeated failure by the Director to perform his duties as described in this Agreement; or (iv) gross negligence or willful malfeasance in the performance by the Director of his duties as a member of the Board (which, if curable, is not cured within 15 days after notice thereof to the Director by the Board).

“Cerberus Holder” means any fund or account managed by, or Affiliate of, Cerberus Capital Management L.P.

“Change of Control” shall mean (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the fully-diluted outstanding shares of Common Stock (on an as-converted basis) which results in a person or group unaffiliated with Cerberus owning in excess of 50% of the aggregate voting power of the fully-diluted outstanding shares of Common Stock.

“Common Stock” shall mean common stock of the Company, par value $.01 per share.

“Exchange Act”  means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the amount for which any asset could be sold in an arm’s length transaction by one who desires to sell, but is not under any urgent requirement to sell, to a buyer who desires to buy, but is under no urgent necessity to buy, when both have a reasonable knowledge of the facts, all as determined by the Board; provided, however, that if any Stockholder objects to such determination, the Fair Market Value shall be determined by two independent appraisers (each, an “Appraiser”), one selected by Cerberus and one selected by Rafaella, provided that if either Cerberus or Rafaella fail to appoint an Appraiser within 10 days following the expiration of such 20 day period, Fair Market Value shall be determined by the Appraiser selected by the other selecting Stockholder. If two Appraisers are selected, each Appraiser shall submit to the Stockholders their respective appraisals within 30 days after their selection. If a discrepancy between the dollar value of the appraisals exceeds 10% of the higher appraisal and the Stockholders do not agree on a settlement of the discrepancy within 10 days after receipt of the appraisals, then a third Appraiser mutually selected by the Stockholders (or if they cannot so select, then selected by the first two Appraisers), shall be afforded access to the first two appraisals. The third Appraiser shall select one of the appraisals of the first two Appraisers, which selection shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the Stockholders. If a discrepancy between the appraisals of the first two Appraisers is less than 10% of the higher appraisal, then the Fair Market Value of the property or assets shall be the average of the two appraisals. Notwithstanding anything herein to the contrary, securities which are listed or traded on a national securities exchange shall be valued at the average last sales price during the immediately preceding 20 days on which such securities are traded on such exchange or, with respect to any of such dates on which no sales occurred, at the mean between the high “bid” and low “asked” prices at the close of business on such date.

“Family Member” means, with respect to any specified natural person, (i) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (ii) the spouse of such natural person or of any person covered by clause (i).

“Fiscal Year” means the fiscal year of the Company, as determined by the Board.

“Governmental Authorities” means any federal, state, local or foreign government or court of competent jurisdiction, administrative agency, commission, or other governmental or regulatory authority or instrumentality.

“Independent” shall have the meaning given to such term in Section 301 of the Sarbanes Oxley Act of 2002.

“Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

“Permitted Transferee” means:  (i) with respect to the shares of Capital Stock being Transferred, the Company which is the issuer of such shares of Capital Stock, (ii) with respect to any Stockholder who is not a natural person, any Affiliate of such Stockholder that is controlled by the same Persons (with identical percentage ownership), (iii) with respect to any Stockholder who is a natural person, (x) upon the death of such natural person, any Person in accordance with such natural person’s will or the laws of intestacy; or (y) one or more trusts for the sole benefit of the Family Members of such natural person provided that such natural person shall not be released from his obligations under this Agreement as a Stockholder; and (iv) in the event of the dissolution, liquidation or winding up of any such Person that is a corporation, partnership or limited liability company, the stockholders of a corporation that is such Person, the partners of a partnership that is such Person, the members of a limited liability company that is such Person or a successor corporation all of the stockholders of which or a successor partnership all of the partners of which or a limited liability company all of the members of which are the Persons who were the stockholders of such corporation or the partners of such partnership or the members of such limited liability company immediately prior to the dissolution, liquidation or winding up of such Person; provided, however, that no such Transfer under any one or more of the foregoing clauses (i) through (iv) to any such Person shall be permitted where such Transfer (x) fails to comply in any respect with any federal or state securities laws, including, without limitation, the Investment Company Act of 1940, as amended, or (y) would result in the Company becoming subject to the Exchange Act.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, unincorporated organization or other legal entity or organization.

“Preferred Stock” shall mean Series A Preferred Stock and any other series of preferred stock of the Company from time to time in existence.

“Proportionate Percentage” shall mean, with respect to any group of Stockholders, the ratio of the number of shares of Common Stock then owned by any Stockholder of such group to the aggregate number of shares of Common Stock then owned by all Stockholders of such group, determined on an as converted basis for all Capital Stock then owned by any such Stockholder. When the term Proportionate Percentage is used without reference to any specific group of Stockholders, all of the Company’s Stockholders shall be considered part of the relevant group.

“Securities Act” shall have the meaning set forth in Section 2.1(c).

“Series A Preferred Stock” shall mean Series A Preferred Stock of the Company, par value $.01 per share.

“Stockholder Joinder” shall mean a joinder agreement, substantially in the form of Exhibit A attached hereto, executed by a Person, other than a current Stockholder, who has acquired shares from a current Stockholder or Permitted Transferee, with the effect that the holder thereafter shall be deemed to be a Stockholder for all purposes of this Agreement.

“Subsidiary” or “Subsidiaries” of any Person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Transfer” means any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance, security interest or other disposition (including any contract therefore), whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and with respect to the shares of Capital Stock, the entering into any voting trust or other arrangement (other than as contemplated herein) with respect to voting rights of such shares of Capital Stock or the transfer of any other beneficial interest in the shares of Capital Stock.

1.1.                              Other Definitional Provisions. (a)  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(b)                                 The terms “dollars” and “$” shall mean United States dollars.

2.                                       RESTRICTIONS ON TRANSFERS APPLICABLE TO STOCKHOLDERS AND THE COMPANY.

2.1.                              General Restriction.

(a)                                  Except as otherwise contemplated in this Section 2, Rafaella and any transferee of Rafaella (other than a transferee acquiring shares pursuant to Section 2.4 or 2.7 hereof) agrees, without the prior written consent of Cerberus (which consent may be withheld for any reason or for no reason), not to Transfer any or all of its Capital Stock (or any interest therein). Any purported Transfer in violation of the foregoing, other than in compliance with this Agreement, shall be null and void. Subject to the provisions of Section 2.4 hereof, any holder of Preferred Stock (or any Capital Stock issued upon conversion thereof) may Transfer any or all of its Capital Stock of the Company (or any interest therein) to any Person at any time.

(b)                                 From and after the date hereof, all certificates or other instruments representing Capital Stock held by any of the Stockholders of the Company shall bear a legend which shall state as follows:

“The shares represented by this certificate are subject to and have the benefit of a Stockholders’ Agreement of the issuer, dated as of June     , 2005, as the same may be amended from time to time. A copy of such Stockholders’ Agreement has been filed in the principal executive office of the Company where the same may be inspected daily during business hours.”

(c)                                  In addition to the legend required by Section 2.1(b) above, all certificates or other instruments, if any, representing Capital Stock held by any of the Stockholders of the Company shall bear a legend which shall state as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such shares may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.”

(d)                                 The Company agrees that it will not cause or permit any Transfer of any Capital Stock to be made on its books unless such Transfer is permitted by this Agreement and has been made in accordance with the terms hereof.

(e)                                  Each Stockholder agrees that it will not effect any Transfer of any Capital Stock unless such Transfer is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and (ii) in accordance with any other applicable “blue sky” laws of any state of the United States.

(f)                                    Rafaella and any transferee of Rafaella (other than a transferee acquiring shares pursuant to Section 2.4 or 2.7 hereof) agrees not to Transfer any or all of its shares of Capital Stock (or any interest therein) unless the transferee of such Transfer agrees in writing to comply with the provisions of Section 4.4 or such transfer is in accordance with Section 2.4 or 2.7 hereof. Any purported Transfer in violation of the provisions of this Section 2.1(f) shall be null and void.

2.2.                              Restrictions on Transfer by Affiliates.

(a)                                  Each Principal agrees to cause Rafaella to comply with the restrictions on transfer of shares of Capital Stock contained in this Article 2.

(b)                                 Each Principal agrees not to Transfer its ownership interest in Rafaella, respectively, unless (x) (i) Stockholders holding a majority of the voting power of the Common Stock of the Company (voting on an as-converted basis) shall consent in writing to such Transfer or (ii) such transfer is to a Permitted Transferee and (y) the transferee of such Transfer agrees in writing to comply with the provisions of Section 4.4.

(c)                                  Rafaella agrees, and each Principal agrees to cause Rafaella, not to issue any equity securities in Rafaella to any Person (other than to a Permitted Transferee) prior to the occurrence of an event of dissolution of the Company (or its successors).

(d)                                 Nothing in this Agreement or any other Transaction Document (as defined in the Purchase Agreement) shall preclude a Principal from causing Rafaella to be dissolved and the Common Stock of the Company held by Rafaella to be distributed to the stockholders of Rafaella as of the date hereof or any transferee who receives stock of Rafaella in compliance with this Agreement, provided, that no such event of dissolution of Rafaella shall occur prior to the full satisfaction of, or reservation pursuant to and in accordance with Delaware law for, all claims against and liabilities of Rafaella.

2.3.                              Transfers to Permitted Transferees. Notwithstanding any other provision of this Agreement, upon written notice to each of the other Stockholders, each holder of Common Stock may Transfer some or all of its shares (or any interest thereon) to any Permitted Transferee. A Permitted Transferee shall have all the rights and powers, and shall be subject to all of the restrictions and liabilities (including, but not limited to, the non-competition obligations set forth in Section 4.4 below) of the holders of Common Stock from whom the transferred stock was acquired relative to such transferred stock. The transfer to a Permitted Transferee, without more, shall not release the transferor holders of Common Stock from any liability with respect to the transferred Common Stock (or otherwise) that may have existed prior to the transfer.

2.4.                              Rafaella Tag-Along Rights.

(a)                                  If at any time Cerberus or any Person that acquires Capital Stock from Cerberus or from such a transferee of Cerberus (a “Cerberus Transferee”) (Cerberus or the Cerberus Transferee being hereinafter referred to as the “Proposed Cerberus Seller”) wishes to Transfer (other than an indirect Transfer) some or all of its Capital Stock to a third party other than a Permitted Transferee (the “Proposed Cerberus Buyer”), the Proposed Cerberus Seller shall first give written notice (a “Cerberus Offer Notice”) thereof to the other Stockholders (the “Remaining Stockholders”). Each Cerberus Offer Notice shall state, in reasonable detail, (i) the Proposed Cerberus Buyer, (ii) the amount and series, if any, of Capital Stock to be sold, (iii) the offering price (which shall be payable in cash) per share (or portion thereof) and (iv) all other significant terms and conditions of such offer including any representations or warranties with respect to which the Remaining Stockholders may have an indemnification or contribution obligation.

(b)                                 Not later than the ten (10) business days following receipt by such Remaining Stockholders of a Cerberus Offer Notice, such Remaining Stockholders shall give written notice (the “Cerberus Response Notice”) to the Proposed Cerberus Seller indicating whether such Remaining Stockholders elects to exercise their rights hereunder to require that their Capital Stock be Transferred to the Proposed Cerberus Buyer on a pro rata basis with the Transfer of the Proposed Cerberus Seller’s Capital Stock, and on the same terms and conditions specified in the Cerberus Offer Notice with respect to the Proposed Cerberus Seller’s Capital Stock, including the same price per share of Common Stock (treating the Preferred Stock on an as-converted basis) provided that the price per share of Series A Preferred Stock may be appropriately adjusted to account for the redemption rights of the holder of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed at the date of sale.

The failure to deliver a Cerberus Response Notice within such ten (10) day period shall be deemed to be a waiver of the Rafaella Option.

(c)                                  If such Remaining Stockholders elect to exercise the Rafaella Option:

(i)                                     The Proposed Cerberus Seller shall promptly seek to cause the Proposed Cerberus Buyer to purchase both its and such Remaining Stockholder’s capital stock on a pro rata basis at the same price and upon the same terms and conditions (appropriately adjusted to account for the redemption rights of the holders of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed at the date of sale) as specified in the Cerberus Offer Notice; provided, however, that such terms and conditions shall not be deemed to include the making of any representations and warranties, indemnities or other similar agreement to the Proposed Cerberus Buyer, other than representations and warranties with respect to title to the Capital Stock being sold and authority to sell such Capital Stock and indemnities related thereto.

(ii)                                  If the Proposed Cerberus Buyer is not willing to purchase the Capital Stock of such Remaining Stockholder on the same terms and conditions (appropriately adjusted to account for the redemption rights of the holders of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed at the date of sale) as specified in the Cerberus Offer Notice, then the Proposed Cerberus Seller shall not be permitted to Transfer its Capital Stock to the Proposed Cerberus Buyer.

(iii)                               At the closing of the purchase and sale of the Capital Stock pursuant to this Section 2.4(c), each Stockholder selling its respective Capital Stock shall deliver to the Proposed Cerberus Buyer stock certificates or such other documentation as is reasonably satisfactory to the Proposed Cerberus Buyer evidencing its ownership of such Capital Stock; and (ii) the Proposed Cerberus Buyer shall pay the purchase price to the Proposed Cerberus Seller and each selling Remaining Stockholder on a pro rata basis in respect of their respective Capital Stock being sold.

(iv)                              In order to provide for just and equitable contribution if the Proposed Cerberus Seller makes a payment to the Proposed Cerberus Buyer with respect to an obligation or liability arising under an indemnity by the Proposed Cerberus Seller covering representations and warranties (excluding representations and warranties, if any, with respect to post-acquisition events) made in any agreement by which Capital Stock is sold pursuant to this Section 2.4(c), each Remaining Stockholder shall contribute to the aggregate amount of such payments in the proportion that the amount received by such Remaining Stockholder from the sale of its Capital Stock to the Proposed Cerberus Buyer bears to the aggregate amount received by the Proposed Cerberus Seller and all such Remaining Stockholders from the sale of their respective Capital Stock to the Proposed Cerberus Buyer.

(d)                                 If the Remaining Stockholders do not exercise the Rafaella Option, the Proposed Cerberus Seller may sell the shares of Capital Stock that were the subject of the Cerberus Offer Notice to the Proposed Cerberus Buyer named therein, on the same terms set forth in the Cerberus Offer Notice, pursuant to a binding written agreement entered into within ninety (90) days following receipt by the Proposed Cerberus Seller of the related Cerberus Response Notice or the expiration of the period for giving such Cerberus Response Notice if no such notice is received during such period. If a binding written agreement to sell such Capital Stock is not entered into within such ninety (90) day period, and if such shares of Capital Stock are not sold pursuant to such agreement within a ninety (90) day period after entering into such agreement, then the restrictions of this Section 2.4 shall again apply.

(e)                                  It shall be a condition to any sale of Capital Stock by a Proposed Cerberus Seller or a Remaining Stockholder to a Proposed Cerberus Buyer pursuant to this Section 2.4 that such shares of Capital Stock be sold free and clear of all Liens other than such Liens in connection with indebtedness of the Company.

(f)                                    If at any time any Cerberus Holder holding interests of Cerberus or any Person that acquires interests in Cerberus from any such Cerberus Holder or from any transferee of such Cerberus Holder wishes to Transfer (other than indirect Transfers) its interests in Cerberus to a third party other than a Permitted Transferee, prior to effecting any such Transfer, such Cerberus Holder or Person shall, and Cerberus shall cause such Cerberus Holder or Person to, provide the other Stockholders with the same rights that such other Stockholder would have had if such Transfer had been a direct Transfer of Capital Stock pursuant to Sections 2.4(a)-(e).

(g)                                 Any purported transfer in violation of this Section 2.4 shall be null and void ab initio.

2.5.                              Cerberus Stockholder Right of First Refusal; Tag-Along Rights.

(a)                                  If at any time Rafaella or any Person that acquires Capital Stock from Rafaella or from such a transferee of Rafaella (a “Rafaella Transferee”, and together with the Cerberus Transferee, a “Transferee”) (Rafaella or the Rafaella Transferee being hereinafter referred to as the “Proposed Rafaella Seller”) wishes to Transfer (other than an indirect Transfer) some or all of its Capital Stock to a third party other than a Permitted Transferee (the “Proposed Rafaella Buyer”), the Proposed Rafaella Seller shall first give written notice (a “Rafaella Offer Notice”) thereof to Cerberus. Each Rafaella Offer Notice shall state, in reasonable detail, (i) the Proposed Rafaella Buyer, (ii) the amount and series, if any, of Capital Stock to be sold, (iii) the offering price (which shall be payable in cash) per share (or portion thereof) and (iv) all other significant terms and conditions of such offer.

(b)                                 Not later than the ten (10) business days following receipt by Cerberus of a Rafaella Offer Notice, Cerberus shall give written notice (the “Rafaella Response Notice”) to the Proposed Rafaella Seller indicating whether Cerberus elects to exercise its rights hereunder (the “Cerberus Options”), which consist of the following:

(i)                                     Cerberus may require that its Capital Stock be Transferred to the Proposed Rafaella Buyer on a pro rata basis with the Transfer of the Proposed Rafaella Seller’s Capital Stock, and on the same terms and conditions specified in the Rafaella Offer Notice with respect to the Proposed Rafaella Seller’s Capital Stock, including the same price per share of Common Stock (treating the Preferred Stock on an as converted basis) provided that the price per share of Series A Preferred Stock may be appropriately adjusted to account for the redemption rights of the holder of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed on the date of sale; or

(ii)                                  Cerberus may purchase the Capital Stock offered by the Proposed Rafaella Seller on the same terms and conditions specified in the Rafaella Offer Notice; or

(iii)                               Cerberus may neither sell its shares of Capital Stock nor purchase the Capital Stock offered by the Proposed Rafaella Seller.

The failure to deliver a Rafaella Response Notice within such ten (10) day period shall be deemed to be an election of Cerberus Option (iii) above.

(c)                                  If Cerberus elects to exercise Cerberus Option (i) above:

(i)                                     The Proposed Rafaella Seller shall promptly seek to cause the Proposed Rafaella Buyer to purchase both its and Cerberus’ Capital Stock on a pro rata basis at the same price and upon the same terms and conditions (appropriately adjusted to account for the redemption rights of the holder of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed on the date of sale) as specified in the Rafaella Offer Notice; provided, however, that such terms and conditions shall not be deemed to include the making of any representations and warranties, indemnities or other similar agreement to the Proposed Rafaella Buyer, other than representations and warranties with respect to title to the Capital Stock being sold and authority to sell such Capital Stock and indemnities related thereto.

(ii)                                  If the Proposed Rafaella Buyer is not willing to purchase Cerberus’ shares of Capital Stock on the same terms and conditions as specified in the Rafaella Offer Notice, then the Proposed Rafaella Seller shall not be permitted to Transfer its Capital Stock to the Proposed Rafaella Buyer.

(iii)                               At the closing of the purchase and sale of the Capital Stock pursuant to this Section 2.5(c), each Stockholder selling its respective Capital Stock shall deliver to the Proposed Rafaella Buyer stock certificates or such other documentation as is reasonably satisfactory to the Proposed Rafaella Buyer evidencing its ownership of such Capital Stock; and (ii) the Proposed Rafaella Buyer shall pay the purchase price to the Proposed Rafaella Seller and Cerberus on a pro rata basis in respect of their respective Capital Stock being sold.

(iv)                              In order to provide for just and equitable contribution if the Proposed Rafaella Seller makes a payment to the Proposed Rafaella Buyer with respect to an obligation or liability arising under an indemnity by the Proposed Rafaella Seller covering representations and warranties (excluding representations and warranties, if any, with respect to post-acquisition events) made in any agreement by which shares of Capital Stock are sold pursuant to this Section 2.5(c), Cerberus shall contribute to the aggregate amount of such payments in the proportion that the amount received by Cerberus from the sale of its Capital Stock to the Proposed Rafaella Buyer bears to the aggregate amount received by the Proposed Rafaella Seller and Cerberus from the sale of their respective Capital Stock to the Proposed Rafaella Buyer.

(d)                                 If Cerberus elects to exercise Cerberus Option (ii) above, the Transfer to Cerberus shall take place at a mutually agreeable time and place not more than 30 days after the Rafaella Response Notice has been given, subject to compliance with any applicable statutory or regulatory requirements, receipt of all necessary governmental consents, clearances and approvals and deferral of the date for such Transfer until completion of compliance with such requirements and the issuance of such approvals, but in no event to a date more than sixty (60) days after the Rafaella Response Notice has been given. Each such Transfer of Capital Stock shall be on the same terms and conditions as those proposed by the Proposed Rafaella Buyer named in such Rafaella Offer Notice.

(e)                                  If Cerberus does not exercise Rafaella Option (i) or Rafaella Option (ii), the Proposed Rafaella Seller may sell the shares of Capital Stock that were the subject of the Rafaella Offer Notice to the Proposed Rafaella Buyer named therein, on the same terms set forth in the Rafaella Offer Notice, pursuant to a binding written agreement entered into within ninety (90) days following receipt by the Proposed Rafaella Seller of the related Rafaella Response Notice or the expiration of the period for giving such Rafaella Response Notice, if no such notice is received during such period. If a binding written agreement to sell such shares of Capital Stock is not entered into within such ninety (90) day period, and if such shares of Capital Stock are not sold pursuant to such agreement within a ninety (90) day period after entering into such agreement, then the restrictions of this Section 2.5 shall again apply.

(f)                                    Neither Rafaella nor any Rafaella Transferee shall pledge or encumber its Capital Stock in the Company and it shall be a condition to any sale of Capital Stock by a Proposed Rafaella Seller to Cerberus and to any sale by a Proposed Rafaella Seller or Cerberus to a Proposed Rafaella Buyer pursuant to this Section 2.5 that such shares of Capital Stock be sold free and clear of all Liens whatsoever, other than such Liens in connection with indebtedness of the Company.

(g)                                 Rafaella and any Rafaella Transferee shall not indirectly Transfer any of its shares of Capital Stock to a third party other than a Permitted Transferee unless, in connection with such indirect Transfer, Rafaella or such Rafaella Transferee provides Cerberus with the same rights that Cerberus would have had pursuant to Sections 2.6(a)-(e) if Rafaella or such Rafaella Transferee had engaged in a direct Transfer of its Capital Stock. Any purported Transfer in violation of this Section 2.5(g) shall be null and void ab initio.

2.6.                              Subscription Rights.

(a)                                  If at any time after the date hereof, the Company proposes to issue equity securities of any kind (for purposes of this Section 2.6, the term “equity securities” shall include any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company other than (i) pursuant to an incentive plan in compliance with the limits described in Section 4.5 or (ii) pursuant to an investment in the Company by Cerberus of Escrow Funds (as defined in the Escrow Agreement dated June     , 2005 by and among Cerberus, the Company, Rafaella, Ronald Frankel and JP Morgan Chase Bank, N.A., (the “Escrow Agreement”)) pursuant to that certain Letter Agreement dated May 27, 2005 by and among Cerberus, the Company, Rafaella, Ronald Frankel and Jefferies & Company, Inc. (the “Letter Agreement”) then, as to each Stockholder, the Company shall:

(i)                                     give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (2) the price and other terms of the proposed sale of such securities, (3) the amount of such securities proposed to be issued, and (4) such other information as the Stockholders may reasonably request in order to evaluate the proposed issuance; and

(ii)                                  offer to issue to each such Stockholder a portion of the Proposed Securities in proportion to such Stockholder’s Proportionate Percentage.

(b)                                 Each such Stockholder must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. If all of the Proposed Securities offered to such Stockholders are not fully subscribed for by such Stockholders, the remaining Proposed Securities will be reoffered to the Stockholders purchasing their full allotment upon the terms set forth in this Section 2.6, until all such Proposed Securities are fully subscribed for or until all such Stockholders have subscribed for all such Proposed Securities which they desire to purchase, except that such Stockholders must exercise their purchase rights within five (5) days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, such Stockholders must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c)                                  During the one hundred and twenty (120) days following the expiration of the offering periods described above, the Company will be free to sell any Proposed Securities that the Stockholders have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Stockholders. Any Proposed Securities offered or sold by the Company after such one hundred and twenty (120)-day period must be reoffered to the Stockholders pursuant to this Section 2.6.

(d)                                 The election by any Stockholder not to exercise its subscription rights under this Section 2.6 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Stockholders the rights described in this Section 2.6 shall be void and of no force and effect.

2.7.                              Drag Along Right.

(a)                                  If at any time and from time to time after the date of this Agreement, Stockholders holding a majority of the Common Stock on an as-converted basis (the “Majority Holders”) wish to (i) Transfer in a bona fide arms’ length sale all of their Capital Stock to any Person or Persons who are not Affiliates of the Company or the Majority Holders for consideration consisting of at least 80% cash or cash equivalents or readily marketable securities, (ii) approve any merger of the Company with or into any other Person who is not an Affiliate of the Company or the Majority Holders where each Stockholder receives its Proportionate Percentage of the aggregate consideration paid in such merger (appropriately adjusted to account for the redemption rights of the holder of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed on the date of sale), which consideration consists of at least 80% cash or cash equivalents or readily marketable securities, or (iii) approve any sale of all or substantially all of the Company’s assets for consideration consisting of at least 80% cash or cash equivalents or readily marketable securities to any Person or Persons who are not Affiliates of the Company or the Majority Holders (for purposes of this Section 2.7, such Person or Persons is referred to as the “Proposed Transferee”), the Majority Holders shall have the right (for purposes of Section 2.7, the “Drag-Along Right”) to (x) in the case of a Transfer of the type referred to in clause (i), require each other Stockholder to sell to the Proposed Transferee all of its Capital Stock (including any warrants or options or other rights to acquire Capital Stock) for an amount equal to such other Stockholder’s Proportionate Percentage of the total consideration proposed to be received by all Stockholders (appropriately adjusted to account for the redemption rights of the holder of Series A Preferred Stock only in the event that the proposed sale price per share of Series A Preferred Stock is not more than the amount that the redemption price would be for such share of Series A Preferred Stock if redeemed on the date of sale); or (y) in the case of a merger or sale of assets referred to in clauses (ii) or (iii), require each other Stockholder to vote all Capital Stock then held by such other Stockholder in favor of such transaction and to waive any dissenter or appraisal right such Stockholder may have under Applicable Law. Each Stockholder agrees to take all steps necessary to enable him or it to comply with the provisions of this Section 2.7 to facilitate the Majority Holders’ exercise of a Drag-Along Right.

(b)                                 To exercise a Drag-Along Right, the Majority Holders shall give each Stockholder a written notice (for purposes of this Section 2.7, a “Drag-Along Notice”) containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee’s offer. Each Stockholder shall thereafter be obligated to sell or vote its Capital Stock (including any warrants or options or other rights to purchase Capital Stock held by such Stockholder), provided that the sale to the Proposed Transferee is consummated within ninety (90) days of delivery of the Drag-Along Notice. If the sale or merger is not consummated within such ninety (90)-day period, then each Stockholder shall no longer be obligated to sell such Stockholder’s

Capital Stock pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 2.7.

(c)                                  Each Stockholder shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Majority Holders or the Company in order to carry out the terms and provisions of this Section 2.7; provided, however that such Stockholders shall not be required to make any representations and warranties or provide indemnification to the Proposed Transferee other than representations and warranties with respect to title to the Capital Stock being voted or sold and authority to vote or sell such Capital Stock and indemnities related to such representations and warranties. If the transaction is structured as a merger or consolidation, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with the proposed transaction. If any Stockholder fails or refuses to vote or sell his, her or its shares of Capital Stock as required by, or votes his, her or its shares of Capital Stock in contravention of, this Section 2.7, then such Stockholder hereby grants to the Secretary of the Company an irrevocable proxy, coupled with an interest, to vote such shares in accordance with the provisions of this Section 2.7, and hereby appoints the Secretary of the Company his, her or its attorney in fact, to sell such shares of Capital Stock in accordance with the provisions of this Section 2.7.

(d)                                 Notwithstanding anything contained in this Section 2.7, in the event that all or a portion of the purchase price consists of securities, and the sale of such securities to the Stockholders would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Majority Holders, all of the Stockholders requiring delivery of such disclosure statement may receive, in lieu of such securities, the Fair Market Value of such securities in cash.

3.                                       BOOKS AND RECORDS; REPORTS TO STOCKHOLDERS.

3.1.                              Books and Records. The Board shall cause the Company to keep at the Company’s principal office separate books of account, which shall show a true, complete and accurate record of all assets and liabilities, operations, transactions and financial condition of the Company. All financial statements shall be accurate in all material respects, shall present fairly the financial position and results of the Company, and shall be prepared in accordance with the accrual method of accounting for GAAP, consistently applied. Without limiting the generality of the foregoing, the Company shall prepare such financial information and maintain such books and records as are: (i) required by any law, rule or regulation applicable to the Company; or (ii) reasonably requested by any Stockholder. Each Stockholder shall, at its sole expense, have the right, at any time upon reasonable notice to the Board, to examine, copy and audit the Company’s books and records during normal business hours.

3.2.                              Financial Reporting; Annual Budget.

(a)                                  No later than two (2) business days after each Sunday, the CEO, on behalf of the Company shall prepare and submit or cause to be prepared or submitted to each Stockholder, a statement of cash flows and cash balances for the preceding weekly period.

(b)                                 No later than ten (10) business days after each month, the CEO, on behalf of the Company, shall prepare and submit or cause to be prepared and submitted to each Stockholder, an accrual basis balance sheet together with an accrual basis profit and loss statement for the month next preceding with a cumulative Fiscal Year accrual basis profit and loss statement to date and with such other financial statements and information as may be reasonably requested by a Stockholder or any of its Affiliates, including any such information required to enable a Stockholder or any of its Affiliates to prepare quarterly reports to be filed pursuant to U.S. or foreign securities or banking laws.

(c)                                  As soon as practicable after the end of each Fiscal Year, a general accounting and audit shall be taken and made by the Company’s independent certified public accountants, which shall be a “big four” accounting firm designated by Cerberus, covering the assets, properties, liabilities and net worth of the Company, and its dealings, transactions and operations during such Fiscal Year, and all other matters and things customarily included in such accounts and audits, and a full, detailed certified statement shall be furnished to each Stockholder within ninety (90) days after the end of such Fiscal Year. A full and complete report of the audit scope and audit findings in the form of a management audit report shall also be furnished to each Stockholder within ninety (90) days after the end of such Fiscal Year. Such financial statements shall disclose and/or footnote, in sufficient detail, all items of taxable income, gain, loss or accounts that vary from the reporting of such items for financial accounting purposes. The CEO, on behalf of the Company, shall distribute or cause to be distributed to the Stockholders copies of all management letters prepared by the Accountants in connection with their certification of the audited financial statements.

(d)                                 At least forty-five (45) days prior to the beginning of each Fiscal Year, the CEO, on behalf of the Company, shall prepare and submit or cause to be prepared and submitted for approval to the Board and Cerberus, an annual budget (including a capital expenditure budget) for such Fiscal Year (and as soon as available, any subsequent revisions thereto).

4.                                       BOARD OF DIRECTORS AND OTHER MATTERS.

4.1.                              Board of Directors. From and after the date hereof and until the provisions of this Section 4 cease to be effective, each Stockholder shall vote all of the voting securities of the Company over which such Person has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(a)                                  the authorized number of directors on the Board shall consist of seven (7) members; and

(b)                                 the following persons shall be elected to the Board at each election of directors during the term of this Agreement:

(i)                                     Four (4) representatives designated by Cerberus (the “Cerberus Designees”) (two (2) of such Cerberus Designees shall have experience related to the Business),

(ii)                                  Two (2) representatives designated by Ronald Frankel (each a “Rafaella Designee”); and

(iii)                               One (1) representative designated jointly by Cerberus and Rafaella, who shall be Independent (the “Joint Designee”); and

(c)                                  The members of each of the audit committee and the compensation committee shall consist of two (2) Cerberus Designees and the Joint Designee.

(d)                                 There shall be no requirement that the Cerberus Designees be affiliated with Cerberus or its Affiliates. Each member of the Board shall hereinafter be referred to as a “Director”. A majority of the Board shall designate the Chairman (the “Chairman”) of the Board (who shall initially be Ronald Frankel), and the Chairman shall preside at all meetings of the Board. The Cerberus Designees shall serve at the pleasure of Cerberus, the Rafaella Designee shall serve at the pleasure of Rafaella and the Joint Designee shall serve at the pleasure of both Cerberus and Rafaella. The parties hereto agree to cause any Director to be removed from the Board other than for Cause only at the request of the Stockholders or their Affiliates that appointed him or her, in such Person’s sole discretion (other than the Joint Designee, who the parties hereto agree to cause to be removed only upon the mutual agreement of Cerberus and Rafaella) for any reason or for no reason, by delivering written notice of such removal to the Company and the other Stockholder(s).

4.2.                              Transactions with Affiliates.

(a)                                  The Company and the Stockholders agree that the Company will not, nor will it permit any subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Company or such subsidiary than could be obtained on an arms length basis from unrelated third parties, (ii) transactions between or among the Company and the Company’s wholly-owned subsidiaries not involving any other Affiliate, (iii) payment of distributions or other amounts provided for pursuant to this Agreement, (iv) payment or mandatory prepayment of indebtedness or interest or principal payments when due for such indebtedness, (v) pursuant to employment agreements or other compensation plans existing on the date hereof or approved by the Board, including by the Joint Designee, (vi) customary fees paid to members of the board of directors of the Company and its subsidiaries, (vii) the issuance of equity securities pursuant to the provisions of Section 2.6; provided that the issuance of such equity securities in compliance with such Section 2.6 shall not, in and of itself, be deemed sufficient to satisfy the fiduciary obligations of the Board under Delaware law, (viii) the issuance of preferred stock resulting from an investment by Cerberus of Escrow Funds (as defined in the Escrow Agreement) pursuant to the terms of the Letter Agreement and (ix) transactions or a series of related transactions involving less than $1,000,000 that are approved by the Board, including by the Joint Designee.

(b)                                 Cerberus and any of its Affiliates may engage in or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company, notwithstanding that Cerberus or any of its Affiliates are serving as members of the Board of the Company. Nothing in this Agreement shall be deemed to prohibit Cerberus or any of its Affiliates from dealing, or otherwise engaging in business with Persons transacting business with the Company. Neither the Company nor any Stockholder shall have any rights or obligations by virtue of this Agreement, in or to any independent venture of Cerberus or any of its Affiliates, or the income or profits or losses or distributions derived therefrom, and such ventures shall not be deemed wrongful or improper even if competitive with the business of the Company.

(c)                                  In addition, without first obtaining the approval (by vote or written consent, as permitted by law) of Rafaella or the Principals holding a majority of the aggregate number of then outstanding shares of Common Stock held by all of the Principals, the Stockholders will not, and will not permit the Company to, approve any amendment to the Company’s Certificate of Incorporation which would alter or change the powers, preferences or special rights of any series of Preferred Stock so as to affect the holders of Common Stock adversely, including without limitation, by diluting such holders.

4.3.                              Expenses. The Company shall be responsible for paying, and the Stockholders hereby authorize the Board to pay, directly out of Company funds, all reasonable costs and expenses incurred in connection with the business of the Company, including, without limitation, (i) any out-of-pocket expenses of the Stockholders and each agent of each Stockholders (including the Directors and the officers) incurred in connection with the Business, (ii) liability and other insurance premiums, (iii) expenses incurred in the preparation of reports to the Stockholders and (iv) legal, accounting and other professional fees and expenses, if any.

4.4.                              Non-Competition.

(a)                                  None of Rafaella, its Affiliates, any Principal nor any Person that acquires capital stock from Rafaella or such a transferee of Rafaella (in each case, other than any holders of Series A Preferred Stock or its Affiliates and any transferees acquiring capital stock transferred in compliance with Section 2.4 or 2.7) (each a “Restricted Party”) shall, in the case of the Restricted Parties other than Robert Newman and Asher Haddad or their transferees prior to the occurrence of an event of dissolution of the Company (or any successor of the Company and, in the case of Robert Newman and his transferees or Asher Haddad and his transferees, prior to the date that is two (2) years after the date of termination of his employment with the Company for any reason, directly or indirectly;

(i)                                     engage in any managerial, administrative, operational or sales activities in the Business anywhere in the Restricted Area;

(ii)                                  organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in the Business anywhere in the Restricted Area, provided, however, that such Person may retain, purchase or otherwise acquire (directly or indirectly) up to 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicity traded in the over-the-counter market without violating this restriction; or

(iii)                               solicit or actively recruit any employees of the Company or any of its subsidiaries or solicit any employee of the Company or any of its subsidiaries to leave the employment of the Company;

in each case except for Rafaella’s and Principal’s ownership of the Company and Principal’s performance of his obligations under his employment or consulting agreement with the Company. In no event shall any Principal have any liability under this Section 4.4 as a result of a breach of the provisions hereof by any other Principal or such other Principal’s transferee or any other Person other then such Principal and his transferees (other than any transferee acquiring Shares in compliance with Section 2.4 or 2.7 hereof). In no event shall Rafaella have any liability under this Section 4.4 as a result of a breach of the provisions hereof by any Person other than Rafaella or Frankel or their transferees (other than any transferee acquiring shares in compliance with Section 2.4 or 2.7 hereof).

(b)                                 For purposes of this Section 4.4, “Restricted Area” means North America, South America, Europe, Asia and Australia.

4.5.                              Incentive Plan. As soon as practicable after the date hereof, the Board shall adopt a plan (the “Plan”) for Common Stock options, Common Stock warrants or other Common Stock purchase rights in an aggregate amount not greater than, unless Ronald Frankel and Cerberus otherwise agree, 10% of the total Common Stock initially outstanding (determined on an as-converted basis) to be granted or allocated to employees, officers or directors of, or consultants or advisors to, the Company in the manner and in such amounts as determined by the Board. In no event shall Cerberus cause the Board to grant, or adopt any plan in addition to the Plan granting, any equity securities or rights to purchase equity securities other than pursuant to the Plan to any employees, officers or directors of, or consultants or advisors to, the Company without the prior consent of Ronald Frankel.

5.                                       GENERAL.

5.1.                              Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the Stockholders and the Company.

5.2.                              Notices. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

(a)                                  if to Cerberus or the holders of Series A Preferred Stock:

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention:  Mark Neporent, Kurt Larsen and George Kollitides
Telephone:                                    (212) 891-2100
Telecopier:                                     (212) 891-1540

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:  David E. Rosewater, Esq.
Telephone:                                    212-756-2208
Telecopier:                                     212-593-5955

(b)                                 if to Rafaella or the Rafaella Transferees:

c/o Rafaella Sportswear, Inc.
1411 Broadway
New York, New York  10018
Attention:  Ronald Frankel
Telephone:                                    212-403-0300
Telecopier:                                     212-764-9275

with a copy to:

Kronish, Lieb, Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York  10036
Attention:  Steven K. Weinberg, Esq.
Telephone:                                    212-479-6240
Telecopier:                                     212-479-6275

(c)                                  if to any Principal, at the address under such Principal’s name on Schedule I attached hereto.

Any Stockholder may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given three days after deposit, postage prepaid, for delivery by registered or certified mail to the proper address or delivered in person or when sent by telecopier with receipt confirmed.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day and (c) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

5.3.                              Successors and Assigns. Without limiting the restrictions on Transfer contained in this Agreement, the Company and the Stockholders shall cause any Person, other than a current Stockholder, who acquires shares of Capital Stock from a Stockholder to become a Stockholder hereunder by executing a Stockholder Joinder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

5.4.                              Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires:  (a) words of any gender shall be deemed to include each other gender; (b) words using the singular or plural number shall also include the plural or singular number, respectively; (c) Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) “or” is not exclusive; and (f) provisions apply to successive events and transactions.

5.5.                              Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6.                              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Stockholders (and, in the case of Section 4.4, the Principals), and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

5.7.                              Confidentiality. Each Stockholder acknowledges that it has acquired and will continue to acquire confidential and proprietary information regarding the business and operations of the Company, each other Stockholder and their respective affiliates. Accordingly, each Stockholder agrees that, without the prior written consent of each other Stockholder, it will neither (i) disclose any such information to any third party nor (ii) use, or permit the use of, any such information in the other businesses of such Stockholder and its Affiliates (other than the Company and its subsidiaries). For purposes of this Agreement, information shall be considered confidential and proprietary if it relates to the Business, was developed or acquired by any Stockholder or any of its Affiliates and is not publicly available or otherwise generally known.

5.8.                              Complete Agreement. This Agreement and the Transaction Documents constitute the complete and exclusive statement of the agreement between the Stockholders with respect to the matters to which such documents relate. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Stockholders or have any force or effect whatsoever.

5.9.                              No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Stockholders and their respective successors and permitted assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party whomsoever, it being the intention of the Stockholders that no one shall be deemed to be a third party beneficiary of this Agreement.

5.10.                        No Implied Waiver. The Stockholders and the Company shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided in writing.

5.11.                        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of New York, without regard to principles of conflicts of Laws.

5.12.                        Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided to the Company in accordance with Section 5.2, such service to become effective 10 days after such mailing.

5.13.                        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. EACH PARTY HERETO HEREBY AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT IT WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

RAFAELLA APPAREL GROUP, INC.

	By:	/s/ Ronald Frankel
Name: Ronald Frankel Title: Authorized Person

STOCKHOLDERS:

RA CERBERUS ACQUISITION, LLC

	By:	/s/ George Kollitides
Name: George Kollitides Title: Authorized Person

RAFAELLA SPORTSWEAR, INC.

	By:	/s/ Ronald Frankel
Name: Ronald Frankel Title: Chairman and President

Agreed and accepted, solely with respect to Section 2.2 and 4.4, as of the date first above written,

PRINCIPALS:

/s/ Ronald Frankel
Ronald Frankel

/s/ Asher Haddad
Asher Haddad

/s/ Robert Newman
Robert Newman

Stockholders’ Agreement